Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on S‐3 File nos. 333-239134 and 333-271386 and Form S‐8 File nos. 333-237543, 333-266896, 333-269865, 333-278758, 333-284492, 333-291548 and 333-292654 of Genprex, Inc. (the “Company”) as of our report dated March 30, 2026 (which includes an explanatory paragraph relating to Genprex, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 30, 2026